Exhibit 99.1

Press Release	Investor Contact:	Media Contact:
	Will Gabrielski	Brendan Ranson-Walsh
	Vice President, Investor Relations	Vice President, Global External Communications
	213.593.8208	212.739.7212
	William.Gabrielski@aecom.com	Brendan.Ranson-Walsh@aecom.com

AECOM announces capital allocation policy and $1 billion stock repurchase authorization

AECOM to reduce net leverage to 2.5x and immediately thereafter devote substantially all free cash flow to stock repurchases under new $1 billion Board repurchase authorization

LOS ANGELES — September 21, 2017 — AECOM (NYSE:ACM), a premier, fully integrated global infrastructure firm, today announced a formalized capital allocation policy that provides specificity on intended future uses of capital, including the authorization by the Company’s Board of Directors of a new $1 billion stock repurchase program.

Key features of AECOM’s capital allocation policy include the following:

•                  Allocating substantially all free cash flow1 to debt reduction until achieving net debt-to-EBITDA2 of 2.5x, which is expected to occur by the end of fiscal year 2018

•                  Upon achievement of 2.5x net leverage, the Company intends to return substantially all free cash flow to investors through the new $1 billion stock repurchase authorization as part of the longer-term capital allocation framework

•                  Acquisitions are expected to be limited to strategic, niche targets that will not adversely impact the Company’s 2.5x net leverage target

•                  Additional details of the Company’s capital allocation policy will be provided on its fourth quarter earnings conference call and at its annual Investor Day in December

“Our formalized capital allocation policy includes a new $1 billion stock repurchase program and reinforces our commitment to drive stockholder value, as well as our confidence in our strategy, fully integrated capabilities and the markets we serve,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “We have made substantial progress with $1.4 billion of debt reduction over the past several years. We will continue to focus on debt reduction towards our 2.5x net leverage target, at which point we expect to return substantially all free cash flow to our investors under our new stock repurchase program. Returning capital through stock repurchases is a core tenet of our long-term capital allocation policy, which remains focused on maximizing stockholder value.”

“We have a track record of generating industry leading cash flow and consistent operating performance, including $1.9 billion of free cash flow over the past three years and a forecast for at least $3.5 billion of cumulative free cash flow from fiscal years 2017 through 2021,” said W. Troy Rudd, AECOM’s chief financial officer. “We are optimizing our capital structure through continued debt reduction, which will provide us with an improved cost of capital and enable us to return substantial cash to stockholders in the future.”

About AECOM

AECOM is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations in more than 150 countries. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $17.4 billion during fiscal year 2016. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements and Non-GAAP Measures

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any estimates or projections related to our capital allocation policy, future debt reductions and net leverage, future stock repurchases, future acquisitions, cumulative free cash flow projections and any other statements regarding our future business performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and

2-2-2

achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; we are dependent on long-term government contracts and subject to uncertainties related to government contract appropriations; governmental agencies may modify, curtail or terminate our contracts; government contracts are subject to audits and adjustments of contractual terms; we may experience losses under fixed-price contracts; we have limited control over operations run through our joint venture entities; we may be liable for misconduct by our employees or consultants or our failure to comply with laws or regulations applicable to our business; we may not maintain adequate surety and financial capacity; we are highly leveraged and may not be able to service our debt and guarantees; we have exposure to political and economic risks in different countries where we operate as well as currency exchange rate fluctuations; we may not be able to retain and recruit key technical and management personnel; we may be subject to legal and claims and inadequate insurance coverage; we are subject to environmental law compliance and may not have adequate nuclear indemnification; there may be unexpected adjustments and cancellations related to our backlog; we are dependent on partners and third parties who may fail to satisfy their obligations; we may not be able to manage pension costs; we may face cybersecurity issues and data loss; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

This press release also contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). We use free cash flow to represent the cash generated after capital expenditures to maintain our business. In addition, when we provide our long term projections of free cash flow and net debt-to-EBITDA, the closest corresponding GAAP measure and a reconciliation of the differences between non-GAAP expectations and the corresponding GAAP measures is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to items that would be excluded from the GAAP measures in the relevant future period.  Our non-GAAP disclosures have limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Footnotes

1 Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals.

2 Net debt-to-EBITDA is comprised of EBITDA as defined in the Company’s credit agreement, which excludes stock-based compensation, and net debt as defined as total debt on the Company’s financial statements, net of cash and cash equivalents.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Three Years Ended
Jun 30, 2017
Net cash provided by (used in) operating activities	$2,198.9

Capital expenditures, net	(278.0)
Free cash flow	$1,920.9